Exhibit 99.3

Unaudited Pro Forma Combined Condensed Financial Statements

of OCTuS, Inc. and Quantum Energy Solutions, Inc.

On June 10, 2010, OCTuS entered into an Asset Purchase Agreement and related agreements with Quantum Energy Solutions, Inc., a California corporation (“Quantum”).  Effective June 30, 2010, the acquisition of Quantum has been accounted for using purchase accounting since OCTuS acquired substantially all of the assets, debts, employees, intangible contracts and business of Quantum.

The purchase price included 150,000 shares of OCTuS common stock, valued at $7,500 on the date of the transaction closing which was June 10, 2010, at $0.05, plus assumption of approximately $62,891 in accounts payable and accrued expenses; assumption of a line of credit facility with a balance of $45,253 and assumption of $130,000 of related party advances formalized into a 3-year promissory note with an interest rate of 6%, monthly payments of 3,955, and secured by the assets of OCTuS.

The acquisition price was allocated to the assets acquired and liabilities assumed based upon their estimated fair values with the excess being recorded in goodwill.  The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition:

Cash and cash equivalents	$-
Accounts receivable	32,862
Goodwill	212,782
Total assets acquired	245,644

Accounts payable and accrued expenses	62,891
Long-term debt	175,253
Total liabilities assumed	238,144
Net assets acquired	$7,500

The allocation of the purchase price was based on preliminary estimates and is provisional.  Estimates and assumptions are subject to change upon the receipt of management’s review of the final amounts and final tax returns.  This final evaluation of net assets acquired is expected to be completed as soon as a final accounting is performed but no later than one year from the acquisition date.  Any future changes in the value of the net assets acquired will be offset by a corresponding change in goodwill.

The following unaudited pro-forma combined condensed financial statements are based on the unaudited historical financial statements of Quantum and OCTuS after giving effect to the acquisition of Quantum. The unaudited pro-forma condensed combined statements of operations for the three months ended March 31, 2010 and the year ended December 31, 2009 are presented as if the acquisition had taken place on the first day of each period by combining the unaudited historical results of Quantum and OCTuS.

The unaudited pro-forma combined condensed results were as follows:

OCTuS, Inc
Unaudited Pro-forma Combined Condensed Balance Sheets

	As of March 31, 2010
	Historical OCTuS, Inc.	Historical Quantum	Pro-forma Adjustments (a)	Pro-forma Condensed Combined
Total current assets	$7,386	$67,872	$(35,011)	$40,247
Goodwill	-	-	212,783	212,783
Total assets	$7,386	$67,872	$177,772	$253,030

Total current liabilities	$570,648	$217,509	$20,635	$808,792
Total long-term liabilities	508,117	-	-	508,117
Total liabilities	1,078,765	217,509	20,635	1,316,909
Total stockholders’ deficit	(1,071,379)	(149,637)	149,637	(1,063,879)
			7,500	7,500
Total liabilities and stockholders’ deficit	$7,386	$67,872	$177,772	$253,030

OCTuS, Inc.
Unaudited Pro-forma Combined Condensed Statements of Operations

	For the Three Months Ended March 31, 2010
	Historical OCTuS, Inc.	Historical Quantum	Pro-forma Adjustments		Pro-forma Condensed Combined
Revenues	$5,906	$76,733	$-		$82,639
Cost of revenues	-	(21,460)	-		(21,460)
Gross profit	5,906	55,273	-		61,179
Operating expenses	(336,611)	(64,767)	(5,207	)(c)	(406,585)
Interest expense	(41,412)	(1,018)	-		(42,430)
Net loss	$(372,117)	$(10,512)	$(5,207	)(c)	$(387,836)

Net loss per share - basic and diluted	$(0.01)				$(0.01)

Weighted average shares outstanding -basic and diluted	44,290,294		150,000	(b)	44,440,294

	For the Year Ended December 31, 2009
	Historical OCTuS, Inc.	Historical Quantum	Pro-forma Adjustments		Pro-forma Condensed Combined
Revenues	$-	$239,582	$-		$239,582
Cost of revenues	-	(176,003)	-		(176,003)
Gross profit	-	63,579	-		63,579
Operating expenses	(784,430)	(333,201)	(20,828	)(c)	(1,138,459)
Interest expense	(147,581)	(2,928)	-		(150,509)
Net loss	$(932,011)	$(272,550)	$(20,828	)(c)	$(1,225,389)

Net loss per share - basic and diluted	$(0.02)				$(0.02)

Weighted average shares outstanding -basic and diluted	39,223,812		150,000	(b)	39,373,812

(a)
The proforma combined condensed balance sheet amounts include the purchase price allocation and the creation of goodwill associated with the allocation of the purchase price to the fair market value of the net assets.  The proforma adjustments of $(35,011) and $20,635 are presented to reflect the $32,862 in accounts receivable acquired along with $238,144 of liabilities and notes payable assumed that were included in the historical results of Quantum as of March 31, 2010.

(b)	OCTuS issued 150,000 shares as consideration of the purchase of Quantum. The pro-forma adjustment treats the shares as having been issued at the first day of each period.

(c)
OCTuS entered into various employment and consulting arrangements with Quantum employees and a former owner where OCTuS issued 700,000 stock options to purchase common stock at exercise prices ranging from $0.06 to $0.11 per share.  OCTuS estimated the fair market value of these stock options to be $38,513 using a Black-Scholes pricing model and will be amortized over the future requisite service periods.

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